Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-70468 on Form  S-8 of our reports dated December 7, 2005, relating to the consolidated financial statements of Innovative Solutions and Support, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Innovative Solutions and Support, Inc. and subsidiaries for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 12, 2005